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                                            STRADLEY RONON STEVENS & YOUNG, LLP
                                            2600 One Commerce Square
                                            Philadelphia, PA  19103-7098
                                            Telephone  215-564-8000
                                            Fax  215-564-8000

                                  July 31, 2008


Board of Trustees
Franklin Tax-Free Trust
on behalf of Franklin Federal Limited-Term Tax-Free Income Fund
One Franklin Parkway
San Mateo, California 94403-1906

      Subject:    REGISTRATION STATEMENT ON FORM N-14
                  -----------------------------------

Ladies and Gentlemen:

      We have acted as counsel to Franklin Tax-Free Trust, a Delaware statutory trust (the "Trust"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") of a Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by Franklin Federal Limited-Term Tax-Free Income Fund (the "Federal Fund"), a series of the Trust, in connection with following transactions (each a "Transaction," and collectively, the "Transactions"):

      1. The acquisition of substantially all of the assets of Franklin California Limited-Term Tax-Free Income Fund, a series of Franklin California Tax-Free Trust, a Delaware statutory trust, by and in exchange for shares of beneficial interest, without par value (the "Shares"), of the Federal Fund; and

      2. The acquisition of substantially all of the assets of Franklin New York Limited-Term Tax-Free Income Fund, a series of Franklin New York Tax-Free Trust, a Delaware statutory trust, by and in exchange for Shares of the Federal Fund.

      We have reviewed the Trust's Agreement and Declaration of Trust and By-laws, the form of Agreement and Plan of Reorganization for each Transaction, which was approved by the Trust's Board of Trustees (the "Agreement"), resolutions adopted by the Trust's Board of Trustees in connection with the Transactions, and such other legal and factual matters as we have deemed appropriate.

      This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

      We have assumed the following for purposes of this opinion:

      1. The Shares of the Federal Fund will be issued in accordance with the Trust's Agreement and Declaration of Trust, By-laws, the Agreement, and resolutions of the Trust's Board of Trustees relating to the creation, authorization and issuance of shares and the Transactions.

      2. The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and Statement of Additional Information relating thereto included in the Registration Statement and the Agreement, and that such payment will have been at least equal to the net asset value of such Shares.

      On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  STRADLEY RONON STEVENS & YOUNG, LLP


                                  By: /S/ KRISTIN H. IVES
                                      -----------------------------
                                      Kristin H. Ives, a Partner